(iv)

Via Email

October 2, 2024

Ms. Christina Gee

Executive Director

Morgan Stanley

Risk & Insurance Management

1585 Broadway, 16th Floor

New York, NY 10036

Re: Eaton Vance Funds

ICI Mutual Insurance Company Blanket Bond No. 00125124B (“Bond”) ICI Mutual D&O/E&O Policy No. 00125124D (“Policy”)

ICI Mutual IDL Policy No. 00125124I (“IDL Policy”) Dear Christina:

I hereby confirm that the premiums and taxes due for the above referenced Bond, Policy, and IDL Policy have been paid for the period September 1, 2024 through September 1, 2025.

Feel free to call me at (202) 326-5468 if you have any questions. Sincerely,

/s/ Catherine Dalton

Catherine Dalton Underwriting Manager